Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE

May 6, 2008	Contact: Helen W. Cornell
Executive Vice President, Finance and CFO
(217) 228-8209
GARDNER DENVER, INC. ANNOUNCES EXECUTIVE MANAGEMENT CHANGES
QUINCY, IL (May 6, 2008) – Gardner Denver, Inc. (NYSE: GDI) has announced the retirement of Ross J. Centanni, Executive Chairman of the Board of Directors, and J. Dennis Shull, Executive Vice President and General Manager, Compressor Division, effective January 2, 2009. Mr. Centanni has been appointed to serve in the role of Chairman Emeritus of the Board of Directors through his retirement. Mr. Centanni will then provide consulting services to the Company following his retirement in January 2009 through the annual meeting of stockholders in May 2009. Frank J. Hansen, previously the Lead Nonemployee Director of the Company’s Board of Directors, has been appointed to succeed Mr. Centanni as Chairman of the Board in a non-executive capacity, effective immediately. Barry L. Pennypacker, President and CEO of the Company, will now report to Mr. Hansen. Tracy D. Pagliara, currently the Company’s Executive Vice President, Administration, General Counsel and Secretary, will succeed Mr. Shull following his retirement in January 2009.
Mr. Centanni served as the President and Chief Executive Officer of Gardner Denver from its incorporation in 1993 until the appointment of Barry L. Pennypacker as President and CEO in January 2008. Mr. Centanni has served on the Company’s Board of Directors since 1993 and was elected Chairman of the Board in 1998. Prior to Gardner Denver’s spin-off from Cooper Industries in 1994, Mr. Centanni was the Vice President and General Manager of Gardner Denver’s predecessor, the Gardner-Denver Industrial Machinery Division, where he also served as Director of Marketing from August 1985 until June 1990. Under Mr. Centanni’s leadership, Gardner Denver was transformed into a leading global manufacturer of compressor and vacuum equipment serving various industrial and transportation applications, pumps used in the petroleum and industrial market segments, and other fluid transfer equipment serving chemical, petroleum, and food industries and its annual revenues have grown from $175 million to $1.9 billion.
Mr. Shull has been an employee of Gardner Denver since 1975 and has served as the Executive Vice President and General Manager of the Gardner Denver Compressor Division since November 2006. He previously served as Vice President and General Manager of the Compressor Division from January 2002 until his promotion and Vice President and General Manager of the Compressor and Pump Division from its organization in August 1997 until January 2002.

Mr. Hansen has served on the Company’s Board of Directors since June 1997 and as the Lead Nonemployee Director of the Company’s Board of Directors from November 2002 until his appointment as non-executive Chairman of the Board. He stated: “We have been very fortunate to have the leadership skills and industry expertise provided by Ross and Dennis. They have each contributed significantly to the development and execution of the Company’s strategic initiatives and subsequent profitable growth. They have groomed a strong team to succeed them and we thank them for their efforts and wish them the best in their retirement.”
Mr. Pagliara joined Gardner Denver in 2000 and has served as the Executive Vice President, Administration, General Counsel and Secretary since November 2007. He previously served as Vice President, Administration, General Counsel and Secretary from March 2004 until November 2007 and as Vice President, General Counsel and Secretary of Gardner Denver from August 2000 to March 2004. Mr. Pagliara has also been appointed to serve in a transition role as Vice President, Law and General Manager of the Americas operations of the Compressor Division, until his permanent successor as the Company’s chief legal officer has been appointed and Mr. Shull’s retirement.
Gardner Denver, Inc., with 2007 revenues of $1.9 billion, is a leading worldwide manufacturer of reciprocating, rotary and vane compressors, liquid ring pumps and blowers for various industrial and transportation applications, pumps used in the petroleum and industrial market segments, and other fluid transfer equipment serving chemical, petroleum, and food industries. Gardner Denver’s news releases are available by visiting the Investor Relations page on the Company’s website (www.gardnerdenver.com).
Cautionary Statement Regarding Forward-Looking Statements
All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. As a general matter, forward-looking statements are those focused upon anticipated events or trends, expectations, and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. Risks that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements are set forth under “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2007. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.
*****

2